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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 24, 1998, relating to the consolidated financial statements of DeCrane Aircraft Holdings, Inc. ("DeCrane"), which appears in such Prospectus. We also consent to the application of the DeCrane report to the Financial Statement Schedule for the three years ended December 31, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audit referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP

Los Angeles, California
March 6, 1998